                        ------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                        ------------------------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                        ------------------------------


                              TRANSIT GROUP, INC.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


                                2859 PACES FERRY ROAD
                                    SUITE 1740
         FLORIDA               ATLANTA, GEORGIA  30339          59-2576629
----------------------------   -----------------------   ----------------------
(State or other jurisdiction    (Address of principal       (I.R.S. Employer
   of incorporation or            executive offices)     Identification Number)
      organization)

                          INCENTIVE STOCK OPTION PLAN
                                      OF
                              TRANSIT GROUP, INC.

                      CERTAIN OPTION ARRANGEMENTS BETWEEN
                              TRANSIT GROUP, INC.
               AND CERTAIN EMPLOYEES, DIRECTORS AND CONSULTANTS

                           (Full title of the plans)
                           -------------------------

                               PHILIP A. BELYEW
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              TRANSIT GROUP, INC.
                       2859 PACES FERRY ROAD, SUITE 1740
                            ATLANTA, GEORGIA 30339
                                (770) 444-0240
           (Name, address and telephone number, including area code,
                             of agent for service)

                        CALCULATION OF REGISTRATION FEE
                        -------------------------------

                                                                           PROPOSED
                                                     PROPOSED              MAXIMUM
                                  AMOUNT              MAXIMUM             AGGREGATE             AMOUNT OF
TITLE OF SECURITIES               TO BE           OFFERING PRICE           OFFERING           REGISTRATION
TO BE REGISTERED                REGISTERED         PER SHARE(1)            PRICE(1)              FEE(1)
--------------------------  ------------------  -------------------  --------------------  -------------------

Common Stock, par value
 $.01 per share              1,755,850 shares       $1.58-$6.00            $6,013,361           $1,773.94

-----------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (h)(1) and based on the price at which the options may be exercised.
                         ------------------------------

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.
------   ---------------------------------------

          The following documents filed by Transit Group, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, filed with the Commission on May 1, 1997.

          (b) The Company's Current Reports on Form 8-K and Form 8-K/A dated January 7, 1997, February 21, 1997, March 24, 1997, June 10, 1997, July 11,
     1997, August 27, 1997, August 29, 1997, September 12, 1997, September 24,
     1997, November 4, 1997, November 12, 1997, January 13, 1998, February 10, 1998 and March 16, 1998;

          (c) The Company's Form 10-QSB for the quarter ended March 31, 1997, filed with the Commission on May 20, 1997;

          (d) The Company's Form 10-QSB for the quarter ended June 30, 1997, filed with the Commission on August 14, 1997;

          (e) The Company's Form 10-QSB for the quarter ended September 30, 1997, filed with the Commission on November 14, 1997, as amended by Form 10-QSB/A filed with the Commission on February 10, 1998;

          (f) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the period referred to in (a), above.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.
------   -------------------------

          The authorized capital stock of the Company consists of 30,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), and 5,000,000 shares of preferred stock, no par value per share (the "Preferred Stock"). The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to the vote of shareholders. In general, the affirmative vote of the majority of shares present in person or represented by proxy at a shareholders= meeting entitled to vote on the subject matter is required for approval of corporate actions. However, the affirmative vote of the holders of 51% of the outstanding shares of all classes of stock entitled to vote is required for (a) amendment, alteration, change or repeal of any provision of the Articles of Incorporation of the Company; (b) reorganization, merger or consolidation of the Company; (c) sale, lease or exchange of a major portion of the property or assets of the Company; or (d) dissolution of the Company. The holders of Common Stock do not have cumulative voting rights. Subject to any preferential rights held by holders of the Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Company Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of outstanding Preferred Stock, if any. Holders of Common Stock do not have preemptive, conversion or redemption rights.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.
------   --------------------------------------

    The legality of the securities offered hereby has been passed upon by the firm of Womble Carlyle Sandridge & Rice, PLLC, counsel to the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
------   -----------------------------------------

     Section 607.0850 of the Florida Business Corporation Act (the "Act") permits, and in some cases requires, the Company as a Florida corporation to indemnify a director, officer, employee, or agent of the Company, or any person serving at the request of the Company in any such capacity with respect to another entity, against certain expenses and liabilities incurred as a party to any proceeding, including, among others, a proceeding under the Securities Act of 1933, as amended (the "Securities Act"), brought against such person by reason of the fact that such person is or was a director, officer, employee, or agent of the Company or is or was serving in such capacity with respect to another entity at the request of the Company. With respect to actions, other than in the right of the Company, such indemnification is permitted if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful. Termination of any such action by judgment, order, settlement or conviction or a plea of nolo contendere, or its equivalent shall not, of itself, create a presumption that such person did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, or with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     With respect to any action threatened, pending or completed in the right of the Company to procure a judgment in its favor against any such person, the Company may indemnify any such person against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, including the appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which any such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duties to the Company unless the court in which the action was brought determines that despite the adjudication of liability, but in view of all the circumstances in the case, such person is fairly and reasonably entitled to indemnity for such expenses.

     Section 607.0850 of the Act also provides that if any such person has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether brought in the right of the Company or otherwise, such person shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

     If any director or officer does not succeed upon the merits or otherwise in defense of an action, suit or proceeding, then unless pursuant to a determination made by a court, indemnification by the Company shall be made only as authorized in the specific case upon a determination that indemnification of the director or officer is proper because he or she has met the applicable standard of conduct. Any such determination may be made:

  (a) By the Board of Directors by a majority vote of a quorum consisting of Directors who are not parties to such action, suit, or proceeding;

  (b) If such a quorum is not obtainable or, even if obtainable, by a majority vote of a committee duly designated by the Board of Directors (in which Directors who are parties may participate) consisting solely of two or more Directors not at the time parties to the proceeding;

  (c) By independent legal counsel selected by the Board of Directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or if a quorum of the Directors cannot be obtained for paragraph (a) or the committee cannot be designated under paragraph (b) selected by a majority vote of the full Board of Directors (in which Directors who are parties may participate); or

     (d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to the proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceedings.

     The indemnification provisions of the Company's Articles of Incorporation and Bylaws are essentially identical to those set forth above, except that the Company's Articles of Incorporation and Bylaws require, rather than permit, the Company to advance expenses under the circumstances for such payments described above. In addition, the Company's Bylaws provide that if any expenses or other amounts are paid by way of indemnification other than by court order or action by the shareholders or by an insurance carrier pursuant to insurance maintained by the Company, then the Company shall, not later than the time of delivery to shareholders of a written notice of the next annual meeting of shareholders (unless such meeting is held within three months from the date of such payment) and, in any event, within fifteen (15) months from the date of such payment, deliver either personally or by United States mail to each shareholder of record entitled to vote for the election of Directors a statement specifying the persons paid, the amounts paid, and the nature and status (at the time of such payment) of the litigation or threatened litigation.

     Section 607.0850 of the Act also contains a provision authorizing corporations to purchase and maintain liability insurance on behalf of its Directors and officers. For some years the Company has maintained an insurance policy which insures directors and officers of the Company against amounts the director or officer is obligated to pay in respect of his legal liability, whether actual or asserted, for any negligent act, any error, any omission or any breach of duty which, subject to the applicable limits and terms of the policy, include damages, judgments, settlements, costs of investigation, and costs, charges and expenses incurred in the defense of actions, suits, or proceedings or appeals thereto, subject to the exceptions, limitations and conditions set forth in the policy.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.
------   -----------------------------------

          Not applicable.

ITEM 8.  EXHIBITS.
------   --------

          The following exhibits are filed as a part of this Registration
Statement:

     NUMBER         DESCRIPTION
     ------         -----------

     5 Opinion of Womble Carlyle Sandridge & Rice, PLLC, as to the legality of the Common Stock being registered.

     23.1 Consent of Womble Carlyle Sandridge & Rice, PLLC, which is contained in its opinion filed as Exhibit 5.

     23.2       Consent of Price Waterhouse, LLP.

     23.3       Consent of Grenadier, Collins, Mencke & Howard, LLP

     24         Power of Attorney.  (See signature page to the Registration
                Statement.)

     99.1 Incentive Stock Option Plan of Transit Group, Inc. (incorporated by reference from Exhibit 10.2 to the Company's Registration Statement on Form S-18 (Registration No. 33-30123A)).

ITEM 9.  UNDERTAKINGS.
------   ------------

(a)  The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if
     --------  -------
     the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES



          Pursuant to the requirements of the Securities Act of 1933, Transit Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in unincorporated Cobb County, State of Georgia, on this 31st day of March, 1998.


                         TRANSIT GROUP, INC.


                         By:  /s/  Philip A. Belyew
                              ----------------------
                              Philip A. Belyew
                              President and Chief Executive Officer


                         POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears on the signature pages to this Registration Statement constitutes and appoints Philip A. Belyew and Wayne N. Nellums and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned, and in his or her name, place and stead, in any and all capacities to sign any and all amendments, including post-effective amendments, to this Registration Statement, to make such changes in the Registration Statement as such attorneys-in-fact deems appropriate to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 31, 1998.



/s/ Philip A. Belyew                         /s/ Wayne N. Nellums
------------------------                     ------------------------------
Name:  Philip A. Belyew                      Name: Wayne N. Nellums
Title:  President, Chief Executive Officer   Title: Executive Vice President
(principal executive officer) and Director   and Chief Financial Officer


/s/ T. Wayne Davis                           /s/ Derek E. Dewan
------------------------                     -----------------------------------
Name: T. Wayne Davis                         Name: Derek E. Dewan
Title: Chairman                              Title: Director


/s/ Carroll L. Fulmer                        /s/ Ford G. Pearson
------------------------                     -----------------------------------
Name: Carroll L. Fulmer                      Name: Ford G. Pearson
Title: Director                              Title: Director

                                     II-5

                                 EXHIBIT INDEX
                                      TO
                     REGISTRATION STATEMENT ON FORM S-8 OF
                              TRANSIT GROUP, INC.


     NUMBER  DESCRIPTION
     ------  -----------

     5 Opinion of Womble Carlyle Sandridge & Rice, PLLC, as to the legality of the Common Stock being registered.

     23.1 Consent of Womble Carlyle Sandridge & Rice, PLLC, which is contained in its opinion filed as Exhibit 5.

     23.2    Consent of Price Waterhouse, LLP

     23.3    Consent of Grenadier, Collins, Mencke & Howard, LLP

     24      Power of Attorney.  (See signature page to the Registration
               Statement.)

     99.1 Incentive Stock Option Plan of Transit Group, Inc. (incorporated by reference from Exhibit 10.2 to the Company's Registration Statement on Form S-18 (Registration No. 33-30123A)).